CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 21, 2007
Date of Report
(Date of Earliest Event Reported)

HUIHENG MEDICAL, INC.
(Formerly Mill Basin Technologies, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	333-132056	20-4078899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.506, Block B, Yingdali Digital Park,Hongmian Road, Futian Free Trade Zone, Shenzhen, P.R.China 518038(Address of principal executive offices (zip code))

86- 25331511(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Explanatory Note

On May 15, 2007, we entered into a definitive Share Exchange Agreement to acquire all of the issued and outstanding stock of Allied Moral Holdings Limited (“Allied”), a British Virgin Islands company with operating subsidiaries in the People’s Republic of China (the “Share Exchange”). We closed the Share Exchange that same date. As a result, Allied became our wholly owned subsidiary, and we changed our name from Mill Basin Technologies, Ltd. to Huiheng Medical, Inc. (“Allied” or “Huiheng” or the “Company” or “we” or “our”). With this filing, we are amending and restating the description of “Operating Revenues” in Item 5.06: Management’s Discussion and Analysis; Our Selected Results of Operations; Comparison of Years Ended December 31st, 2005 and 2006 contained in the 8/K filed on May 15, 2007 in connection with the Share Exchange to read as follows:

“Operating revenues

For the year ended December 31, 2006, net revenues amounted to $12.35 million, an increase by $2.55 million, compared to $9.80 million for the same period of the prior year, representing a 25.9% increase.

For 2006, total revenues from product sales and services were $11.29 million, an increase by $1.39 million, compared to $9.90 million for the same period of the prior year, representing a 14.0% increase. There were 8 devices installed and 26 service contacts sold in 2006 compared with 12 and 23, for the same period of the prior year. Although device sales decreased, total revenues increased as a result of increased service revenues. Following the reorganization, the company signed a number of service contracts with its customers that were effective as of October 1, 2005. As a result, the company generated service revenues for a total of three months in 2005 and for 12 months in 2006, which has resulted in an overall increase in revenue.

Of the $12.35 million of net revenues, approximately $1.38 million related to tax refunds and subsidies, an increase of approximately $1.38 million over the $0 in tax refunds and subsidies for the same period of the prior year, a 100% increase. The tax refund and subsidies accumulate over the current year and are paid to the company and recognized as revenue in the subsequent year. Based on the regional tax refund and subsidy policies, the company did not pay taxes in 2004 and therefore had no refunds in 2005. The company did pay taxes in 2005 and as a result, received a refund in 2006.”

In addition, we are further amending Item 5.06: Management’s Discussion and Analysis to add the following updated information:

“Comparison of three months ended March 31st, 2006 and 2007

Operating revenues

For the three months ended March 31, 2007, net revenues amounted to $3.93 million, an increase by $11,653, compared to $3.92 million for the same period of the prior year, representing a 0.3% increase.

Of the total revenues of $3.93 million for three months ended March 31, 2007, the product sales and service revenue accounted for $4.04 million, an increase by $157,859, compared to $3.88 million for the same period of the prior year, representing a 4% increase.

For the three months ended March 31,2007, approximately $84,485 related to tax refunds and subsidies, an increase of approximately $22,294 over the $62,191 in tax refunds and subsidies for the same period of the prior year, a 36% increase.

Cost of revenues

For the three months ended March 31, 2007 the total cost of revenues amounted to $1.12 million, an increase by $46,781 compared to $1.07 million for the same period of the prior year, representing a 4% increase.

Gross margin

As a percentage of net revenues, the overall gross margin decreased to 71.6% for the three months ended March 31st 2007 from 72.7% for the same period in the prior year.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses mainly consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions and costs associated with advertising and other marketing activities.

Sales and marketing expenses were approximately $12,262 for the three months ended March 31st 2007, a decrease of 40% or roughly $8,450, compared to approximately $20,712 for the same period of the prior year. The decrease was mainly due to increased efficiencies relating to sales and marketing efforts.

General and administrative expenses

General and administrative expenses amounted to approximately $321,577 for the three months ended March 31st 2007, an increase of roughly $89,715 or 39% compared to approximately $231,862 for the same period of the prior year.%. The increase in general and administrative expenses was the result of our general and administrative expansion over that period in preparation for becoming a publicly listed company.

Research and development expenses

Research and development expenses comprise mostly employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. Research and development expenses were presented on the statement of income as $31,285 for the three months ended March 31, 2007, compared to $13,598 in the same period of the prior year. This was due to increased expenditures toward our new product development.

Income tax provision

Income Tax Provision

For the three months ended March 31, 2007, the Company’s income tax provision was $287,247, whereas the income tax provision was $367,534 for the same period of the prior year.

Net income

For the three months ended March 31, 2007, the Company’s net income amounted to $2.21 million, an increase by $63,037 compared to $2.15 million for the prior year, or 2.9%. This increase was attributable primarily to an increase in the sale of equipment and service income..

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations as well as short term and long term borrowings from banks.

As of March 31, 2007, the Company had total assets of $11.95 million, of which cash amounted to $776,743, accounts receivable amounted to $4.45million, prepayment and other receivables amounted to $3.57 million and inventories amounted to $1.03 million. Working capital was approximately $7.24 million. The quick ratio was approximately 2.86:1.

Comparison of three months ended March 31, 2006 and 2007

Net cash from operating activities totaled $697,806 for the three months ended March 31, 2007, a decrease by $2.06 million compared to $2.76 million for the same period in the prior year. This decrease resulted primarily from the following changes in the operating assets and liabilities:

•	$1.77 million decrease in accounts receivable;
•	$611,465increase in inventory;
•	$758,932 decrease in prepayments and other receivable;

•	$72,575 decrease in accounts payable;
•	$317,478 decrease in tax payable;
•	$54,297 increase in accrued liabilities;
•	$44,886decrease in amounts due to related parties.

The decrease in accounts receivable was due to the Company’s enhanced ability of receivable collections. The decrease in accounts payable was due to fewer device sales over the period that required prepayments to manufacturing vendors.

Net cash used by investing activities was ($179,872)and ($2,588,158)for the three months ended March 31, 2007 and 2006, respectively. The cash used by investing activities consisted mainly of capital expenditures, advances to third parties and advances to related parties.

Cash flows provided by financing activities amounted to ($79,230) and $0 for the three months ended March 31, 2007 and 2006, respectively. For the three months ended March 31, 2007, cash flows generated by financing activities consisted of $139,572 in proceeds from the issuance of common shares, $9,780,202 in proceeds from the issuance of preferred shares, ($3,589,744) paid for the redemption of common shares and ($6,409,260) as a repayment of advances to related parties.

Working Capital

The Company’s working capital increased by $8.57 million over the period between December 31, 2006 and March 31, 2007. Total current assets at March 31, 2007 amounted to $10.58 million, an increase of approximately $2.48million compared to $8.10 million at December 31, 2006. The increase was attributable mainly to an increase in accounts receivables and prepayments for the three months ended March 31, 2007.

Current liabilities amounted to $3.34 million at March 31, 2007, in comparison to $9.44million at December 31, 2006. This decrease is attributable mainly to a decrease in a related party note payable of $6.3 million during the three months ended March 31, 2007..

The current ratio increased to 3.17 at March 31, 2007 from 0.86 at December 31, 2006. The change in the current ratio was due mainly to a substantial reduction in current liabilities.”

Furthermore, in order to provide more current financial disclosure, we are filing the attached exhibits which include balance sheets and income statements that update the financial information filed as part of an 8-K/A on May 17, 2007:

99.3	Allied Moral Financial Statements as of March 31, 2007
99.4	Pro Forma Financial Statements as of February 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huiheng Medical Inc. (Registrant)

Date: May 21, 2007	By:	/s/ Li Bo
(Signature) Name: Li Bo
Title: Secretary